EXHIBIT 4.1

GUARANTY BANCSHARES, INC.

[●]% JUNIOR SUBORDINATED DEBENTURE DUE [●] [●], 20[●]

THE INDEBTEDNESS EVIDENCED BY THIS DEBENTURE IS NOT A DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OR FUND.

THE INDEBTEDNESS EVIDENCED BY THIS DEBENTURE IS SUBORDINATED AND JUNIOR IN RIGHT OF PAYMENT TO SENIOR INDEBTEDNESS (AS DEFINED IN SECTION 2(b) OF THIS DEBENTURE) OF GUARANTY BANCSHARES, INC. (THE “COMPANY”), INCLUDING OBLIGATIONS OF THE COMPANY TO ITS GENERAL AND SECURED CREDITORS, AND IS UNSECURED. IT IS INELIGIBLE AS COLLATERAL FOR ANY EXTENSION OF CREDIT BY THE COMPANY OR ANY OF ITS SUBSIDIARIES. THE DEBENTURES SHALL BE EFFECTIVELY SUBORDINATE TO SECURED INDEBTEDNESS OF THE COMPANY TO THE EXTENT OF THE VALUE OF THE ASSETS SECURING SUCH INDEBTEDNESS AND ARE STRUCTURALLY SUBORDINATE TO DEPOSITS AND LIABILITIES OF GUARANTY BANK & TRUST (THE “BANK”). IT IS INELIGIBLE AS COLLATERAL FOR ANY EXTENSION OF CREDIT BY THE COMPANY OR ANY OF ITS SUBSIDIARIES.

IN THE EVENT OF LIQUIDATION, ALL HOLDERS OF SENIOR INDEBTEDNESS OF THE COMPANY SHALL BE ENTITLED TO BE PAID IN FULL WITH SUCH INTEREST AS MAY BE PROVIDED BY LAW BEFORE ANY PAYMENT SHALL BE MADE ON ACCOUNT OF PRINCIPAL OF OR INTEREST ON THIS DEBENTURE. AFTER PAYMENT IN FULL OF ALL SUMS OWING TO SUCH HOLDERS OF SENIOR INDEBTEDNESS, THE HOLDER OF THIS DEBENTURE, TOGETHER WITH THE HOLDERS OF ANY OBLIGATIONS OF THE COMPANY RANKING ON A PARITY WITH THIS DEBENTURE, SHALL BE ENTITLED TO BE PAID FROM THE REMAINING ASSETS OF THE COMPANY THE UNPAID PRINCIPAL AMOUNT OF THIS DEBENTURE PLUS ACCRUED AND UNPAID INTEREST THEREON BEFORE ANY PAYMENT OR OTHER DISTRIBUTION, WHETHER IN CASH, PROPERTY OR OTHERWISE, SHALL BE MADE (I) WITH RESPECT TO ANY OBLIGATION THAT BY ITS TERMS EXPRESSLY IS JUNIOR TO IN THE RIGHT OF PAYMENT TO THIS DEBENTURE, (II) WITH RESPECT TO THE EXISTING JUNIOR SUBORDINATED DEBENTURES OF THE COMPANY (UNDERLYING THE OUTSTANDING TRUST PREFERRED SECURITIES) AS OF THE DATE OF THE ISSUANCE OF THIS DEBENTURE TO WHICH THIS DEBENTURE SHALL BE SENIOR, OR (III) WITH RESPECT TO ANY INDEBTEDNESS BETWEEN THE COMPANY AND ANY OF ITS SUBSIDIARIES OR AFFILIATES OR (IV) ON ACCOUNT OF ANY SHARES OF CAPITAL STOCK OF THE COMPANY.

THIS DEBENTURE WILL BE ISSUED AND MAY BE TRANSFERRED ONLY IN MINIMUM DENOMINATIONS OF $100,000 AND MULTIPLES OF $1,000 IN EXCESS THEREOF. ANY ATTEMPTED TRANSFER OF THIS DEBENTURE IN A DENOMINATION OF LESS THAN $1,000 SHALL BE DEEMED TO BE VOID AND OF NO LEGAL EFFECT WHATSOEVER. ANY SUCH PURPORTED TRANSFEREE SHALL BE DEEMED NOT TO BE THE HOLDER OF THIS DEBENTURE FOR ANY PURPOSE, INCLUDING, BUT NOT

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LIMITED TO, THE RECEIPT OF PAYMENTS ON THIS DEBENTURE, AND SUCH PURPORTED TRANSFEREE SHALL BE DEEMED TO HAVE NO INTEREST WHATSOEVER IN THIS DEBENTURE.

THIS DEBENTURE MAY BE SOLD ONLY IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS. THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, OR ANY OTHER APPLICABLE SECURITIES LAWS. NEITHER THIS DEBENTURE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

CERTAIN ERISA CONSIDERATIONS:

THE HOLDER OF THIS DEBENTURE, OR ANY INTEREST HEREIN, BY ITS ACCEPTANCE HEREOF OR THEREOF AGREES, REPRESENTS AND WARRANTS THAT IT IS NOT AN EMPLOYEE BENEFIT PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER PLAN OR ARRANGEMENT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) (EACH, A “PLAN”), OR AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF ANY PLAN’S INVESTMENT IN THE ENTITY, AND NO PERSON INVESTING “PLAN ASSETS” OF ANY PLAN MAY ACQUIRE OR HOLD THIS DEBENTURE OR ANY INTEREST HEREIN, UNLESS SUCH PURCHASER OR HOLDER IS ELIGIBLE FOR THE EXEMPTIVE RELIEF AVAILABLE UNDER U.S. DEPARTMENT OF LABOR PROHIBITED TRANSACTION CLASS EXEMPTION 96-23, 95-60, 91-38, 90-1 OR 84-14 OR ANOTHER APPLICABLE EXEMPTION OR ITS PURCHASE AND HOLDING OF THIS DEBENTURE, OR ANY INTEREST HEREIN, ARE NOT PROHIBITED BY SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE WITH RESPECT TO SUCH PURCHASE AND HOLDING. ANY PURCHASER OR HOLDER OF THIS DEBENTURE OR ANY INTEREST HEREIN WILL BE DEEMED TO HAVE REPRESENTED BY ITS PURCHASE AND HOLDING THEREOF THAT EITHER: (I) IT IS NOT AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN TO WHICH TITLE I OF ERISA OR SECTION 4975 OF THE CODE IS APPLICABLE, A TRUSTEE OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH EMPLOYEE BENEFIT PLAN OR OTHER PLAN, OR ANY OTHER PERSON OR ENTITY USING THE “PLAN ASSETS” OF ANY SUCH PLAN OR OTHER PLAN TO FINANCE SUCH PURCHASE OR (II) SUCH PURCHASE OR HOLDING WILL NOT RESULT IN A PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE FOR WHICH FULL EXEMPTIVE RELIEF IS NOT AVAILABLE UNDER APPLICABLE STATUTORY OR ADMINISTRATIVE EXEMPTION.

ANY FIDUCIARY OF ANY PLAN WHO IS CONSIDERING THE ACQUISITION OF THIS DEBENTURE OR ANY INTEREST HEREIN SHOULD CONSULT WITH LEGAL COUNSEL PRIOR TO ACQUIRING THIS DEBENTURE OR ANY INTEREST HEREIN.

EXHIBIT 4.1

No. 2020-[●]

Principal Amount:  $[●]

Issue Date: [●] [●], 2020

GUARANTY BANCSHARES, INC.

[●]% JUNIOR SUBORDINATED DEBENTURE DUE [●] [●], 20[●]

FOR VALUE RECEIVED, the undersigned, Guaranty Bancshares, Inc., a Texas corporation (the “Company”), hereby promises to pay to the order of [●], a resident of the State of [●]/a [●] corporation/limited liability company], with an address of [●], or any holder of this [●]% Junior Subordinated Debenture Due [●] [●], 20[●] (this “Debenture”) from time to time as permitted herein (the “Holder”), the principal sum of [●] DOLLARS ($[●]) on the terms and as provided herein.

1.

Payment. The Company, for value received, promises to pay to the Holder all unpaid and outstanding principal of this Debenture, plus accrued but unpaid interest, on [●] [●], 20[●] (the “Maturity Date”) and to pay interest thereon at the rate of [●]% per annum from and including the original issue date of this Debenture, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semiannually in arrears (each an “Interest Period”) on May 1 and November 1 of each year (each, an “Interest Payment Date”), commencing November 1, 2020, until the principal hereof is paid or made available for payment, with such interest calculated on the basis of a 360-day year consisting of twelve 30-day months and the number of days elapsed in any partial month. If any payment of interest or principal is not paid in full when the same becomes due and payable, then interest will be compounded quarterly. Any payment of principal of or interest on this Debenture that would otherwise become due and payable on a day which is not a Business Day shall become due and payable on the next succeeding Business Day, with the same force and effect as if made on the date for payment of such principal or interest, and no interest will accrue in respect of such payment for the period after such day. The term “Business Day” means any day other than a Saturday or Sunday or any other day on which banking institutions in the State of Texas are generally authorized or required by law or executive order to be closed.

2.	Subordination.

(a)The indebtedness of the Company evidenced by this Debenture, including the principal and interest, will be subordinate and junior in right of payment to its obligations to the holders of all Senior Indebtedness (as defined below), and such subordination is for the benefit of and enforceable by the holders of such Senior Indebtedness. In the event of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to the Company, whether voluntary or involuntary, all Senior Indebtedness will be entitled to be paid in full before any payment will be made on account of the principal of or interest on this Debenture. In the event of any such proceedings, after payment in full of all sums owing on such prior obligations, the Holder, together with holders of any obligations of the Company ranking on a parity with this Debenture, which shall include all other subordinated debentures issued by the Company, will be

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entitled to be paid from the remaining assets of the Company the unpaid principal thereof and any interest thereon before any payment or other distribution, whether in cash, property or otherwise, will be made on account of any capital stock or any obligations of the Company ranking junior to this Debenture. Nothing herein will impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Debenture according to its terms.

(b)“Senior Indebtedness” expressly includes the indebtedness owed to Frost Bank on the Company’s $25 million line of credit (“Frost Line of Credit”) extended by Frost and reflected in that certain promissory note dated March 31, 2018,   payable to Frost in the original principal amount of $25 million and in the related loan documents executed by the Company in connection with the Frost Line of Credit, which Frost Line of Credit may be renewed, extended, increased and modified from time to time and shall at all times remain superior in priority to this Debenture. “ Senior Indebtedness” also  means and includes the principal of, and premium, if any, and interest, if any, on each of the following, whether now outstanding, or created, assumed or incurred in the future: (i) Company’s obligations for money borrowed; (ii) indebtedness of the Company evidenced by bonds, debentures, notes or similar instruments; (iii) similar obligations of the Company arising from off-balance sheet guarantees and direct credit substitutes; (iv) reimbursement obligations of the Company with respect to letters of credit, bankers’ acceptances or similar facilities; (v) obligations of the Company issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (vi) capital lease obligations of the Company; (vii) obligations of the Company associated with derivative products including but not limited to securities contracts, foreign currency exchange contracts, swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts, commodity option contracts and similar financial instruments; (viii) a deferred obligation of, or any such obligation, directly or indirectly guaranteed by, the Company which obligation is incurred in connection with the acquisition of any business, properties or assets not evidenced by a note or similar instrument given in connection therewith; (ix) debt of others described in the preceding clauses that Company has guaranteed or for which the Company is otherwise liable; and (x) the Company’s obligations to general creditors; provided, that Senior Indebtedness excludes (1) any of the foregoing if, in the instrument creating or evidencing that indebtedness, obligation or liability, or pursuant to which the same is outstanding, it is expressly provided that the indebtedness, obligation or liability is not senior in right of payment to, is junior in right of payment to or ranks equally in right of payment with, other specific types of indebtedness, obligations or liabilities of the Company that include this Debenture or other indebtedness, obligations or liabilities that rank equally with or junior to this Debenture, including, without limitation, the Company’s junior subordinated debentures owing to Guaranty (TX) Capital Trust II, Guaranty (TX) Capital Trust III and DCB Financial Trust I; (2) any indebtedness, obligation or liability that is subordinated to indebtedness, obligation or liabilities of the Company to substantially the same extent as or to a greater extent than the Debentures are subordinated; and (3) the Debentures and, unless expressly provided in the terms thereof, any indebtedness of the Company to its Subsidiaries.

EXHIBIT 4.1

3.	Redemption.

(a)Right of Redemption. Subject to Section 4(e) below, this Debenture shall be redeemable at the option of and by the Company, in whole or in part at any time and from time to time, at an amount equal to 100% of the outstanding principal amount being redeemed plus accrued but unpaid interest, to but excluding the redemption date, but in all cases in a principal amount with integral multiples of $1,000. The Company will give the holder hereof notice of redemption, which notice shall indicate the aggregate principal amount of Debentures to be redeemed, if less than all, not less than 30 nor more than 45 calendar days prior to the redemption date.

(b)Partial Redemption. If less than the then outstanding principal amount of this Debenture is redeemed, (i) a new Debenture shall be issued representing the unredeemed portion without charge to the holder thereof and (ii) such redemption shall be effected on a pro rata basis as to the Holders. For purposes of clarity, upon a partial redemption, a like percentage of the principal amount of every Debenture held by every Holder shall be redeemed.

(c)No Redemption at Option of Holder. This Debenture is not subject to redemption at the option of the holder of this Debenture.

(d)Effectiveness of Redemption. If notice of redemption has been duly given and notwithstanding that this Debenture has been called for redemption but has not yet been surrendered for cancellation, on and after the date fixed for redemption interest shall cease to accrue on the portion of this Debenture called for redemption, this Debenture shall no longer be deemed outstanding with respect to the portion called for redemption and all rights with respect to the portion of this Debenture called for redemption shall forthwith on such date fixed for redemption cease and terminate unless the Company shall default in the payment of the redemption price, except only the right of the holder hereof to receive the amount payable on such redemption, without interest.

(e)Regulatory Approvals. Any such redemption shall be subject to receipt of any and all required federal and state regulatory approvals or non-objections, including, but not limited to, the consent of the Board of Governors of the Federal Reserve System (the “Federal Reserve”).

(f)Purchase and Resale of the Debentures. Subject to any required federal and state regulatory approvals and the provisions of this Debenture, the Company shall have the right to purchase any of the Debentures at any time in the open market, private transactions or otherwise. If the Company purchases any Debentures, it may, in its discretion, hold, resell or cancel any of the purchased Debentures.

4.	Events of Default; Acceleration.

Each of the following events shall constitute an “Event of Default”:

(a)the entry of a decree or order for relief in respect of the Company by a court having jurisdiction in the premises in an involuntary case or proceeding under any applicable bankruptcy, insolvency, or reorganization law, now or hereafter in effect of the United States or

EXHIBIT 4.1

any political subdivision thereof, and such decree or order will have continued unstayed and in effect for a period of sixty (60) consecutive days;

(b)the commencement by the Company of a voluntary case under any applicable bankruptcy, insolvency or reorganization law, now or hereafter in effect of the United States or any political subdivision thereof, or the consent by the Company to the entry of a decree or order for relief in an involuntary case or proceeding under any such law;

(c)the Company (i) becomes insolvent or is unable to pay its debts as they mature, (ii) makes an assignment for the benefit of creditors, (iii) admits in writing its inability to pay its debts as they mature or (iv) ceases to be a bank holding company under the Bank Holding Company Act of 1956, as amended;

(d)the failure of the Company to pay any installment of interest on any of the Debentures as and when the same will become due and payable, and the continuation of such failure for a period of thirty (30) days after the date on which notice specifying such failure, stating that such notice is a “Notice of Default” hereunder and demanding that the Company remedy the same, will have been given, in the manner set forth in Section 22, to the Company by a Holder;

(e)the failure of the Company to pay all or any part of the principal of any of the Debentures as and when the same will become due and payable; or

(f)the liquidation of the Company (for avoidance of doubt, “liquidation” does not include any merger, consolidation, sale of equity or assets or reorganization (exclusive of a reorganization in bankruptcy) of the Company or any of its Subsidiaries).

Unless the principal of this Debenture already shall have become due and payable, if an Event of Default shall have occurred and be continuing, the Holder, by notice in writing to the Company, may declare the principal amount of this Debenture to be due and payable immediately and, upon any such declaration the same shall become and shall be immediately due and payable. The Company waives demand, presentment for payment, notice of nonpayment, notice of protest, and all other notices. The Company, within forty-five (45) calendar days after the receipt of written notice from any Holder of the occurrence of an Event of Default with respect to this Debenture, shall mail to all Holders, at their addresses shown on the Security Register (as defined in Section 12 below), such written notice of Event of Default, unless such Event of Default shall have been cured or waived before the giving of such notice as certified by the Company in writing.

The rights and remedies provided in this Debenture are cumulative and not exclusive of any right or remedy provided by law or equity. No notice or demand on the Company in any case shall, in itself, entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Holders to any other or further action in any circumstances without notice or demand. No consent or waiver, expressed or implied, by the Holders to or of any breach or default by the Company in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of the same or any other obligations of the Company hereunder. Failure on the part of the Holders to complain of any acts or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall not constitute a waiver by the Holders of

EXHIBIT 4.1

their rights hereunder or impair any rights, powers or remedies on account of any breach or default by the Company.

10.

Payment Procedures. Payment of the principal and interest payable on the Maturity Date will be made by check, by wire transfer or by Automated Clearing House (ACH) transfer in immediately available funds to a bank account in the United States designated by the registered Holder, upon presentation and surrender of this Debenture at the Payment Office (as defined in Section 22 below) or at such other place or places as the Company shall designate by notice to the registered Holders as the Payment Office, provided that this Debenture is presented to the Company in time for the Company to make such payments in such funds in accordance with its normal procedures. Payments of interest (other than interest payable on the Maturity Date) shall be made on each Interest Payment Date by wire transfer in immediately available funds or check mailed to the registered Holder, as such person’s address appears on the Security Register. Interest payable on any Interest Payment Date shall be payable to the Holder in whose name this Debenture is registered at the close of business on the fifteenth (15th) calendar day prior to the applicable Interest Payment Date, without regard to whether such date is a Business Day (such date being referred to herein as the “Record Date”). To the extent permitted by applicable law, interest shall accrue, at the rate at which interest accrues on the principal of this Debenture, on any amount of principal or interest on this Debenture not paid when due. All payments on this Debenture shall be applied first against costs and expenses of the Holder, if any, for which the Company is liable under this Debenture; then against interest due hereunder; and then against principal due hereunder. The Holder acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Debenture and all interest hereon shall be pari passu in right of payment and in all other respects to the other Debentures. In the event that the Holder receives payments in excess of its pro rata share of the Company’s payments to the holders of all of the Debentures, then the Holder shall hold in trust all such excess payments for the benefit of the other Holders and shall pay such amounts held in trust to such other holders upon demand by such holders.

11.

Form of Payment. Payments of principal of and interest on this Debenture shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

12.

Registration of Transfer, Security Register. Except as otherwise provided herein and in the Subordinated Debenture Purchase Agreement relating to the purchase of this Debenture (“Purchase Agreement”), this Debenture is transferable in whole or in part, and may be exchanged for a like aggregate principal amount of Debentures of other authorized denominations, by the Holder in person, or by its attorney duly authorized in writing, at the Payment Office or the offices of the Registrar. The Debentures will initially be issued in certificated form.  The Company or its agent (the “Registrar”) shall maintain a register providing for the registration of the Debentures and any exchange or transfer thereof (the “Security Register”). Upon surrender or presentation of this Debenture for exchange or registration of transfer, the Company or the Registrar shall execute and deliver in exchange therefor a Debenture or Debentures of like aggregate principal amount, each in a minimum denomination of $1,000 or any amount in excess thereof which is an integral multiple of $1,000 (and, in the absence of an opinion of counsel satisfactory to the Company to the contrary, bearing the restrictive legend(s) set forth hereinabove) and that is or are registered in such name or names requested by the Holder. Any Debenture presented or surrendered for

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registration of transfer or for exchange shall be duly endorsed and accompanied by a written instrument of transfer in such form as is attached hereto and incorporated herein, duly executed by the Holder or its attorney duly authorized in writing, with such tax identification number or other information for each person in whose name a Debenture is to be issued, and accompanied by evidence of compliance with any restrictive legend(s) appearing on such Debenture or Debentures as the Company may reasonably request to comply with applicable law. No exchange or registration of transfer of this Debenture shall be made on or after the fifteenth (15th) day immediately preceding the Maturity Date.

13.

Successors and Assigns. This Debenture shall be binding upon the Company and inure to the benefit of the Holder and its respective successors and permitted assigns. The Holder may assign all, or any part of, or any interest in, the Holder’s rights and benefits hereunder only to the extent and in the manner permitted in the Purchase Agreement. To the extent of any such assignment, such assignee shall have the same rights and benefits against the Company and shall agree to be bound by and to comply with the terms and conditions of the Purchase Agreement as it would have had if it were the Holder hereunder.

14.

Priority. This Debenture, together with all other subordinated debentures issued by the Company, rank pari passu among themselves and pari passu, in the event of any insolvency proceeding, dissolution, assignment for the benefit of creditors, reorganization, restructuring of debt, marshaling of assets and liabilities or similar proceeding or any liquidation or winding up of the Company, with all other present or future obligations of the Company ranking on a parity with the Debentures.

15.

Ownership. Prior to due presentment of this Debenture for registration of transfer, the Company may treat the holder in whose name this Debenture is registered in the Security Register as the absolute owner of this Debenture for receiving payments of principal and interest on this Debenture and for all other purposes whatsoever, whether or not this Debenture be overdue, and the Company shall not be affected by any notice to the contrary.

16.	Amendment and Waiver.

(a)This Debenture may be amended in writing executed by the Company and the Holder; this Debenture may only be waived in writing executed by the party waiving the performance of the non-waiving party. Any such consent or waiver given by the Holder shall be conclusive and binding upon such Holder and upon all subsequent holders of this Debenture and of any Debenture issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Debenture. No delay or omission of the Holder to exercise any right or remedy accruing upon any Event of Default shall impair such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.

(b)Notwithstanding the foregoing, the Company may amend or supplement the Debentures without the consent of the Holders to cure any ambiguity, defect or inconsistency or to provide for uncertificated Debentures in addition to or in place of certificated Debentures, or to make any change that does not adversely affect the rights of any Holder of any of the Debentures.

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17.	Absolute and Unconditional Obligation of the Company.

(a)No provisions of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal and interest on this Debenture at the times, places and rate, and in the coin or currency, herein prescribed.

(b)Any insured depository institution which shall be a Holder or which otherwise shall have any beneficial ownership interest in this Debenture shall, by its acceptance of such Debenture (or beneficial interest therein), be deemed to have waived any right of offset with respect to the indebtedness evidenced thereby.

20.

No Sinking Fund; Convertibility. This Debenture is not entitled to the benefit of any sinking fund. This Debenture is not convertible into or exchangeable for any of the equity securities, other securities or assets of the Company or any subsidiary of the Company.

21.

No Recourse Against Others. No recourse under or upon any obligation, covenant or agreement contained in this Debenture, or for any claim based thereon or otherwise in respect thereof, will be had against any past, present or future shareholder, employee, officer, or director, as such, of the Company or of any predecessor or successor, either directly or through the Company or any predecessor or successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of this Debenture by the Holder and as part of the consideration for the issuance of this Debenture.

22.

Notices. All notices to the Company under this Debenture shall be in writing and addressed to the Company at 16475 Dallas Parkway, Suite 600, Addison, Texas 75001, Attn: Chief Financial Officer, or to such other address as the Company may notify to the Holder (the “Payment Office”). All notices to the Holders shall be in writing and sent by first-class mail to each Holder at its address as set forth in the Security Register.

23.

Further Issues. The Company may, without the consent of the Holders, create and issue additional debentures having the same terms and conditions of the Debentures (except for the date of issuance and issue price) so that such further debentures shall be consolidated and form a single series with the Debentures.

24.

Governing Law; Interpretation. THIS DEBENTURE WILL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF TEXAS AND WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THEREOF.

[Signature Page Follows]

EXHIBIT 4.1

IN WITNESS WHEREOF, the undersigned has caused this Debenture to be duly executed and attested.

GUARANTY BANCSHARES, INC.

By:______________________________________

Tyson T. Abston
Chairman and Chief Executive Officer

ATTEST:

__________________________________
Sondra Cunningham
Secretary